As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3/A
Amendment
NO.1 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SIGA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3864870
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

420 Lexington Avenue
Suite 408
New York, New York 10170
(212) 672-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Ayelet Dugary
Chief Financial Officer
SIGA Technologies, Inc.
420 Lexington Avenue, Suite 408
New York, New York 10170
(212) 672-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copy To:

Thomas E. Constance, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.   ☐

Indicate by check-mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐.
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	--	--
Warrants	--	--
Total	$100,000,000	$5,580

1.
There are being registered hereunder such indeterminate number of shares of common stock and warrants to purchase common stock as shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2.
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

3.	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 29, 2009

SIGA TECHNOLOGIES, INC.

$100,000,000

Of

COMMON STOCK

WARRANTS

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We may from time to time offer and sell in the primary offering up to $100,000,000 aggregate dollar amount of common stock and warrants.  We will specify in the accompanying prospectus supplement the terms of the securities to be offered and sold.  We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents.  We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement.

Our shares are traded on the NASDAQ Capital Market under the symbol “SIGA”.  Our principal executive offices are located at 420 Lexington Avenue, Suite 408, New York, New York 10170.  Our telephone number is (212) 672-9100.

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Investing in the shares involves a high degree of risk.  For more information, please see “Risk Factors” beginning on page 5.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.

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The date of this prospectus is November 9, 2009

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” that we may authorize to be delivered to you.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates.  Our business, financial condition, results of operations and prospectus may have changed since those dates.  Neither this prospectus nor any prospectus supplement shall constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the persons making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process.  Under this shelf registration process, we may from time to time sell common stock or warrants or a combination of these securities, in one or more primary offerings up to the total amount of $100,000,000.  We have provided to you in this prospectus a general description of the securities we may offer.  Each time we sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any prospectus supplement or any free writing prospectus any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any prospectus supplement and any free writing prospectus we may authorize to be delivered to you, includes all material information relating to the primary offering of our securities.

This prospectus describes certain risk factors that you should consider before purchasing the shares.  See “Risk Factors” beginning on page 5.  You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information”.

ABOUT SIGA TECHNOLOGIES, INC.

SIGA Technologies, Inc. (“SIGA”, the “Company” or “we”), is a biotechnology corporation incorporated in Delaware on December 28, 1995. We pursue the research, development and commercialization of novel anti-infectives for the prevention and treatment of serious infectious diseases. The major focus of our developmental and commercialization activities is on products intended for use in defense against biological warfare agents such as smallpox, arenaviruses (hemorrhagic fevers) and other Category A viral agents. Our lead product, ST-246®, is an orally administered antiviral drug that targets orthopox viruses. In December 2005, the U.S. Food and Drug Administration (the “FDA”) accepted our Investigational New Drug (“IND”) application for ST-246® and granted the program “Fast-Track” status.  In December 2006, the FDA granted Orphan Drug designation to ST-246® for the prevention and treatment of smallpox.  In May 2009, we submitted a response to a Request for Proposal (the “BARDA Smallpox RFP”) issued by the U.S. Biomedical Research and Development Agency (“BARDA”) with respect to the purchase of 1.7 million courses of a smallpox antiviral, and, in June 2009, BARDA informed us that our response to the BARDA Smallpox RFP was deemed technically acceptable and in the competitive range.  Our antiviral programs are designed to prevent or limit the replication of the viral pathogens of interest.

Product Candidates and Market Potential

Market for Biological Defense Programs

The market for biodefense countermeasures has grown dramatically over the past ten years as a result of the increased awareness of the threat of global terror activity in the wake of the September 11, 2001 terrorist attacks and the October 2001 anthrax letter attacks. The U.S. government is the principal source of worldwide biodefense spending. Most U.S. government spending on biodefense programs results from development funding awarded by the National Institute of Allergies and Infectious Diseases (“NIAID”), BARDA and the U.S. Department of Defense (“DoD”), and procurement of countermeasures by the U.S. Department of Health and Human Services (“HHS”), the U.S. Centers for Disease Control and Prevention (the “CDC”) and DoD. The U.S. government is now the largest source of development and procurement funding for academic institutions and biotechnology companies conducting biodefense research or developing vaccines and immunotherapies directed at potential agents of bioterror or biowarfare.

The Project BioShield Act, which became law in 2004, authorizes the procurement for the government’s “Strategic National Stockpile” (the “SNS”) of countermeasures against biological, chemical, radiological and nuclear attacks. The SNS is a national repository of medical assets and countermeasures designed to provide federal, state and local public health agencies with medical supplies needed to treat those affected by terrorist attacks, natural disasters, industrial accidents and other public health emergencies. Project BioShield appropriated up to $5.6 billion over ten years for SNS purchases. The Pandemic and All-Hazards Preparedness Act (the “Preparedness Act”), passed in 2006, established BARDA as the agency within HHS responsible for awarding procurement contracts for biomedical countermeasures and providing development funding for advanced research and development in the biodefense arena. The Preparedness Act supplements the funding available under Project BioShield for radiological, nuclear, chemical and biological countermeasures, and provides funding for infectious disease pandemics. Funding for BARDA is provided by annual Congressional appropriations. Congress also appropriates annual funding for the CDC for the procurement of medical assets and countermeasures for the SNS and for the NIAID to conduct biodefense research. This appropriation funding supplements amounts available under Project BioShield.

From 2001 through 2008, the federal government has allocated over $16 billion in state and local terrorism preparedness funding from the Departments of Homeland Security, Health and Human Services and Justice.  In 2007, approximately $5.0 billion was allocated for emergency, preparedness and response funding.  A similar amount was enacted for 2008.  One of the major concerns in the field of biological warfare agents is smallpox – although declared extinct in 1980 by the World Health Organization, there is a threat that a rogue nation or a terrorist group may have an illegal inventory of the virus that causes smallpox. The only legal inventories of the virus are held securely at the CDC in Atlanta, Georgia and at a laboratory in Russia. As a result of this threat, the U.S. government has announced its intent to make available significant funds in order to find a way to counteract the virus if turned loose by terrorists or on a battlefield.

In addition to the U.S. government, we believe that other potential additional markets for the sale of biodefense countermeasures include:

•	state and local governments, which we expect may be interested in these products to protect emergency responders, such as police, fire and emergency medical personnel;

•	foreign governments, including both defense and public health agencies;

•	Non-governmental organizations and multinational companies, including the U.S. Postal Service and transportation and security companies; and

•	healthcare providers, including hospitals and clinics.

The FDA amended its regulations, effective June 30, 2002, so that certain new drug and biological products used as countermeasures against chemical, biological, radiological, or nuclear agents may be approved for use in humans based on evidence of effectiveness derived only from appropriate animal studies and any additional supporting data. We believe that this change could make it possible for us to have products proven effective in animal studies to be approved for sale more quickly than under the standard regulatory path.

SIGA Biological Warfare Defense Product Portfolio

We do not currently have any product approved for sale commercially.  Our product candidates are all in various stages of development, as further described below.

Anti-Orthopoxvirus Drug:  Smallpox virus is classified as a Category A agent by the CDC and is considered one of the most significant threats for use as a biowarfare agent.  While deliberate introduction of any pathogenic agent would be devastating, we believe the one that holds the greatest potential for harming the general civilian population of any nation is smallpox. At present, there is no generally effective approved drug with which to treat or prevent smallpox infections. To address the serious product gap, SIGA scientists developed a drug candidate, ST-246®, which inhibits replication in cell culture and various animal models of all tested orthopox viruses, including vaccinia, cowpox, ectromelia (mousepox), monkeypox, camelpox, and variola (smallpox), while having no demonstrated effect on unrelated viruses.  Given the documented safety concerns with the current smallpox vaccine, there should be several uses for an effective smallpox antiviral drug:  prophylactically, to protect the non-immune who are at risk of exposure; therapeutically, to reduce mortality and morbidity in those infected with an orthopox virus; and lastly, as an adjunct to the smallpox vaccine in order to reduce the frequency of serious adverse events due to the live virus used for vaccination.  In December 2005, the FDA approved our IND application for ST-246®.  In June 2006, we successfully completed the first human clinical safety study of ST-246®. The trial showed the drug to be well tolerated in healthy human volunteers at all tested, orally administered doses.  In addition, data from blood-level exposure was sufficient to support once-a-day dosing.  The study was a double-blind, randomized, placebo controlled, and ascending single-dose study. In 2006, ST-246® became the first drug ever to demonstrate 100% protection against human smallpox virus in a primate trial conducted at the CDC.  Later in 2006, in two non-human primate trials, the drug demonstrated 100% protection for animals injected with high doses of monkeypox virus. One study was sponsored by NIAID, part of the National Institutes of Health (“NIH”).  The second study was conducted by the U.S. Army Medical Research Institute of Infectious Diseases (“USAMRIID”) and was funded by the DoD’s Threat Reduction Agency. In late 2006, ST-246® received Orphan Drug designation for both the treatment and prevention of smallpox.  In 2007, we completed an additional Phase I clinical trial evaluating safety, tolerability and pharmacokinetics at three different dosages administered over 21 days to healthy volunteers.  The results of this study indicated that the drug is safe and well tolerated at all tested dosages. In August 2008, a Phase I study was performed in order to demonstrate the bioequivalence of ST-246® polymorph form I and form V.

During 2006, we received grants and contracts from the NIH totaling approximately $21 million for the continued development of ST-246®. In 2007, we received a grant from the NIH for a total of approximately $600,000, to support the development of ST-246® treatment of smallpox vaccine-related adverse events.   In 2008, we were awarded a $55 million contract from the NIH to support the development of additional formulations and orthopox-related indications for ST-246®, and $20 million in supplemental funding to our existing $16.5 million contract with the NIH.

In March 2009, BARDA issued the BARDA Smallpox RFP, to which we responded in May 2009, proposing that BARDA purchase ST-246® for the SNS.  In June 2009, BARDA informed us that our response to the BARDA Smallpox RFP was deemed technically acceptable and in the competitive range.  There can be no assurance that BARDA will complete the purchase contemplated by the BARDA Smallpox RFP on the announced or any other terms or that we will be awarded a contract to sell ST-246®.

Anti-Arenavirus Drug:  Arenaviruses are hemorrhagic fever viruses that have been classified as Category A agents by the CDC due to the great risk that they pose to public health and national safety.   Among the Category A viruses recognized by the CDC, there are four hemorrhagic fever arenaviruses (Junin, Machupo, Guanarito and Sabia viruses) for which there is no FDA-approved treatment available.   In order to meet this threat, SIGA scientists have identified two lead drug candidates, ST-294 and ST-193, which have demonstrated significant antiviral activity in cell culture assays against arenavirus pathogens. We have also demonstrated the therapeutic efficacy of ST-193 in several animal challenge studies.  We also have programs against other hemorrhagic fever viruses, including Dengue Fever, Rift Valley Fever, Lymphocytic choriomeningitis virus (LCMV) and Ebola. We believe that the availability of hemorrhagic fever virus antiviral drugs will address national and global security needs by acting as a significant deterrent and defense against the use of arenaviruses as weapons of bioterrorism. In 2006, we received a three-year grant of $6.0 million from the NIH to support the development of antiviral drugs for Lassa fever virus.

Broad Spectrum Antiviral: Research and development efforts currently underway at SIGA are aimed at developing a comprehensive biodefense against those microbial agents most likely to be deployed as biological weapons.   A broad-spectrum antiviral would have great utility against natural or intentional introduction of these agents into population centers, as well as provide a treatment option in areas where these pathogens are endemic.  Screening for antivirals against specific CDC Category A and B pathogens, utilizing SIGA’s high-throughput screening program, led to the identification of a unique collection of compounds with broad spectrum antiviral activity.  Compounds with potent, non-toxic activity against diverse virus families are currently being characterized with respect to antiviral mechanism(s) of action, while our chemi-informatics tools are being employed to explore and determine structure-activity relationships within different compound series.  To date, our lead candidate, ST-669, has demonstrated sub-micromolar activity in vitro against viruses in the Poxviridae, Filoviridae, Bunyaviridae, Arenaviridae, Flaviviridae, Togaviridae, Retroviridae, and Picornaviridae families.  Lead series are currently being assessed with respect to the mechanism of antiviral action and administered by multiple routes and dosing regimens to those small animal species traditionally used for modeling the pathogenesis of Category A viruses.

Dengue antiviral: Dengue fever, dengue hemorrhagic fever, and dengue shock syndrome are caused by one of four serotypes of dengue virus of the genus Flavivirus. Dengue is a major world threat, with an estimated 50-100 million people infected with the virus each year. There is currently no FDA-approved antiviral or vaccine for the treatment or prevention of dengue-mediated disease. We currently have four drug series in the pre-clinical development stage, each with activity against all four serotypes of virus. Compounds from two of these series have recently shown efficacy in a murine model of disease, including ST-610 and ST-148. In 2008, we were awarded a $1.0 million, two-year grant from the NIH to support lead optimization and animal efficacy for our dengue antiviral program.

Technology

Antiviral Technology: Two Approaches

We have two approaches to the discovery and development of new antiviral compounds: high-throughput screening (HTS) and rational drug design.  For HTS, we use whole cell virus inhibition assays, pseudotype virus inhibition assays, and validated target biochemical assays. We currently have a 200,000 small-molecule compound library in-house that is utilized for screening against these assays. This strategy allows for both target-specific and target-neutral screening and identification of novel antiviral compounds. Compounds are also screened for toxicity in various cell lines to develop a therapeutic index (TI), which we define as the concentration at which the compound is toxic to 50% of the cells (CC50), divided by the concentration of compound required to inhibit 50% of the virus (EC50) (TI = CC50/EC50). Once hits are identified with an acceptable TI they are selected for chemical optimization and proceed to the antiviral drug development pipeline.

For rational drug design we apply advanced receptor structure-based Virtual Ligand Screening technology for ligand/inhibitor discovery. The analysis of the structure reveals potentially “drugable” pockets. The technology allows us to utilize the three-dimensional structure of the target receptor to screen large virtual compound collections as well as databases of commercially available compounds and prioritize them for subsequent experimental validation. Rational drug design is also used to develop structure activity relationships and lead optimization.

RISK FACTORS

Investing in our common stock and warrants involves a high degree of risk, and you should be able to bear losing your entire investment.  You should carefully consider the risks presented by the following factors.

This prospectus contains forward-looking statements and other prospective information relating to future events. These forward-looking statements and other information are subject to risks and uncertainties that could cause our actual results to differ materially from our historical results or currently anticipated results including the following:

Risks Related to Our Financial Position and Need for Additional Financing

We have incurred operating losses since our inception and expect to incur net losses and negative cash flow for the foreseeable future.

We incurred net losses of approximately $17.1 million for the six months ended June 30, 2009 and $8.6 million, $5.6 million, and $9.9 million, for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008, 2007, and 2006, our accumulated deficit was approximately $70.6 million, $62.0 million, and $56.4 million, respectively, and it was $90.5 million as of June 30, 2009.  We expect to continue to have significant operating expenses.  We will need to generate significant revenues to achieve and maintain profitability. Currently our revenue derives only from grants and contracts.

We cannot guarantee that we will achieve sufficient revenues for profitability.  Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future.  If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected.  Because our strategy might include acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

Our business may suffer if we are unable to raise additional equity funding.

Unless and until we successfully sell any of our products, such as pursuant to the BARDA Smallpox RFP, we will continue to be dependent on our ability to raise money through the exercise of existing options or warrants or through the issuance of new equity.  There is no guarantee that we will continue to be successful in raising such funds.  If we are unable to raise additional funds, we may be forced to discontinue or cease certain operations.  Our annual operating needs vary from year to year depending upon the amount of revenue generated through grants and contracts and the amount of projects we undertake, as well as the resources we expend in connection with any future acquisition, all of which may materially differ from year to year and may adversely affect our business.

Risks Related to Our Common Stock

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

The volatile price of our stock makes it difficult for investors to predict the value of their investments, to sell shares at a profit at any given time, or to plan purchases and sales in advance.  A variety of factors may affect the market price of our common stock.  These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	initiating, completing or analyzing, or a delay or failure in initiating, completing or analyzing, pre-clinical or clinical trials or the design or results of these trials;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the U.S. and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations; and

•	changes in financial estimates by securities analysts.

Additionally, because the volume of trading in our stock fluctuates significantly at times, any information about SIGA in the media may result in significant volatility in our stock price.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies.  These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

A future issuance of preferred stock may adversely affect the rights of the holders of our common stock.

Our certificate of incorporation allows our Board of Directors to issue up to 10,000,000 shares of preferred stock and to fix the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of these shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with our future activities, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control.

Concentration of ownership of our capital stock could delay or prevent a change of control.

Our directors, executive officers and principal stockholders beneficially own a significant percentage of our common stock. They also have, through the exercise or conversion of certain securities, the right to acquire additional common stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring shareholder approval. Additionally, this concentration of ownership may have the effect of delaying or preventing a change in control of SIGA. As of March 16, 2009, directors, officers and principal stockholders beneficially owned approximately 33.3% of our stock.

Risks Related to Our Dependence on U.S. Government Contracts and Grants

Most of our immediately foreseeable future revenues are contingent upon grants and contracts from the U.S. government, and we may not achieve sufficient revenues from these agreements to attain profitability.

Until and unless we successfully sell any of our products, our ability to generate revenues will largely depend on our ability to enter into additional research grants, collaborative agreements, strategic alliances, contracts and license agreements with third parties or maintain the agreements we currently have in place.  Substantially all of our revenues for the years ended December 31, 2008, 2007, and 2006, respectively, and the nine months ended September 30, 2009, were derived from grants and contracts.  Our current revenue is derived from contract work being performed for the NIH under two major contracts, which are scheduled to expire from September 2011 through September 2013.

Risks Related to Product Development

Our business depends significantly on our success in completing development of and commercializing drug candidates that are still under development. If we are unable to commercialize these drug candidates, or experience significant delays in doing so, our business will be materially harmed.

We have invested a substantial majority of our efforts and financial resources in the development of our drug candidates. Our ability to generate near-term revenue is particularly dependent on the success of our smallpox antiviral drug candidate ST-246®. The commercial success of our drug candidates will depend on many factors, including:

•	successful development, formulation and cGMP scale-up of drug manufacturing that meets FDA requirements;

•	successful development of animal models;

•	successful completion of non-clinical development, including studies in approved animal models;

•	our ability to pay the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	successful completion of clinical trials;

•	receipt of marketing approvals from the FDA and similar foreign regulatory authorities;

•	a determination by BARDA that our biodefense drug candidates should be purchased for the SNS prior to FDA approval;

•	establishing commercial manufacturing processes of our own or arrangements on reasonable terms with contract manufacturers;

•	manufacturing stable commercial supplies of drug candidates, including availability of raw materials;

•	launching commercial sales of the product, whether alone or in collaboration with others; and

•	acceptance of the product by potential government customers, physicians, patients, healthcare payors and others in the medical community.

We expect to rely on FDA regulations known as the “animal rule” to obtain approval for our biodefense drug candidates. The animal rule permits the use of animal efficacy studies together with human clinical safety trials to support an application for marketing approval. These regulations are relatively new, and we have limited experience in the application of these rules to the drug candidates that we are developing. It is possible that results from these animal efficacy studies may not be predictive of the actual efficacy of our drug candidates in humans. If we are not successful in completing the development and commercialization of our drug candidates, our business could be harmed.

We will not be able to commercialize our drug candidates if our preclinical development efforts are not successful, our clinical trials do not demonstrate safety or our clinical trials or animal studies do not demonstrate efficacy.

Before obtaining regulatory approval for the sale of our drug candidates, we must conduct extensive preclinical development, clinical trials to demonstrate the safety of our drug candidates and clinical or animal trials to demonstrate the efficacy of our drug candidates. Pre-clinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials or animal efficacy studies will be successful, and interim results of a clinical trial or animal efficacy study do not necessarily predict final results.

A failure of one or more of our clinical trials or animal efficacy studies can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial or animal efficacy study process that could delay or prevent our ability to receive regulatory approval or commercialize our drug candidates, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials, or we may abandon projects that we expect to be promising, if our preclinical tests, clinical trials or animal efficacy studies produce negative or inconclusive results;

•	we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials could escalate and become cost prohibitive;

•	any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable;

•	we may not be successful in recruiting a sufficient number of qualifying subjects for our clinical trials; and

•	the effects of our drug candidates may not be the desired effects or may include undesirable side effects or the drug candidates may have other unexpected characteristics.

We are in various stages of product development, and there can be no assurance of successful commercialization.

In general, our research and development programs are at an early stage of development.  To obtain FDA approval for our biological warfare defense products we will be required to perform at least one animal efficacy model and provide animal and human safety data.  Our other products will be subject to the usual FDA regulatory requirements, which include a number of phases of testing in humans.

The FDA has not approved any of our biopharmaceutical product candidates. Any drug candidate we develop will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure our approach to drug discovery will be effective or will result in the development of any drug. We cannot predict with certainty whether any drug resulting from our research and development efforts will be commercially available within the next several years, or if they will be available at all.

Even if we receive initially positive pre-clinical or clinical results, such results do not mean that similar results will be obtained in later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can:

•	be safe, non-toxic and effective;

•	otherwise meet applicable regulatory standards;

•	receive the necessary regulatory approvals;

•	develop into commercially viable drugs;

•	be manufactured or produced economically and on a large scale;

•	be successfully marketed;

•	be reimbursed by government and private insurers; and

•	achieve customer acceptance.

In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights that we are not aware of, or third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Commercialization

Because we must obtain regulatory clearance or otherwise operate under strict legal requirements in order to test and market our products in the U.S., we cannot predict whether or when we will be permitted to commercialize our products.

A pharmaceutical product cannot generally be marketed in the U.S. until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Pharmaceutical products typically take many years to satisfy regulatory requirements and require the expenditure of substantial resources depending on the type, complexity and novelty of the product and its intended use.

Before commencing clinical trials in humans, we must submit and receive clearance from the FDA by means of an IND application. Institutional review boards and the FDA oversee clinical trials and such trials:

•	must be conducted in conformance with the FDA regulations;

•	must meet requirements for institutional review board oversight;

•	must meet requirements for informed consent;

•	must meet requirements for good clinical and manufacturing practices;

•	are subject to continuing FDA oversight;

•	may require large numbers of test subjects; and

•
may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in any of our IND applications or the conduct of these trials.

Before receiving FDA clearance to market a product in the absence of a medical or public health emergency, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data we obtain from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. Additionally, we have limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.

If full regulatory clearance of a product is granted, this clearance will be limited only to those states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive full marketing clearance.

The biopharmaceutical market in which we compete and will compete is highly competitive.

The biopharmaceutical industry is characterized by rapid and significant technological change. Our success will depend on our ability to develop and apply our technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development resources, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacturing and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. Two companies with similar profiles are VaxGen, Inc., which is developing vaccines against anthrax, smallpox and HIV/AIDS; Avant Immunotherapeutics, Inc., which has vaccine programs for agents of biological warfare; and Chimerix, Inc., which is attempting to commercialize what it believes to be an alternative smallpox therapeutic.

Our potential products may not be acceptable in the market or eligible for third-party reimbursement resulting in a negative impact on our future financial results.

Any product we develop may not achieve market acceptance. The degree of market acceptance of any of our products will depend on a number of factors, including:

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of such products,

•	the potential advantage of such products over existing treatment methods,

•	the cost of our products relative to their perceived benefits, and

•	reimbursement policies of government and third-party payors.

Physicians, patients or the medical community in general may not accept or utilize any product we may develop. Our ability to generate revenues and income with respect to drugs, if any, developed through the use of our technology will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third-party payors, such as government health administration authorities, private healthcare insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payors are increasingly disputing the prices charged for pharmaceutical products. If third-party reimbursement was not available or sufficient to allow profitable price levels to be maintained for drugs we develop, it could adversely affect our business.

If our products harm people, we may experience product liability claims that may not be covered by insurance.

We face an inherent business risk of exposure to potential product liability claims in the event that drugs we develop are alleged to cause adverse effects on patients. Such risk exists for products being tested in human clinical trials, as well as products that receive regulatory approval for commercial sale. We have obtained and intend to keep in place product liability insurance with respect to drugs we develop. However, we may not be able to obtain such insurance. Even if such insurance is obtainable, it may not be available at a reasonable cost or in a sufficient amount to protect us against liability.

We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market, which could harm sales of the affected products.

If we or others identify side effects after any of our products are on the market, or if manufacturing problems occur:

•	regulatory approval may be withdrawn;

•	reformulation of our products, additional clinical trials, changes in labeling of our products may be required;

•	changes to or re-approvals of our manufacturing facilities may be required;

•	sales of the affected products may drop significantly;

•	our reputation in the marketplace may suffer; and

•	lawsuits, including class action suits, may be brought against us.

Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Healthcare reform and controls on healthcare spending may limit the price we charge for any products and the amounts that we can sell.

The U.S. government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the U.S. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, the U.S. government may institute further controls and limits on healthcare spending, including through the Medicare and Medicaid programs. These controls and limits might affect the payments we could collect from sales of any of our products. Uncertainties regarding future healthcare reform and private market practices could adversely affect our ability to sell any product profitably in the U.S. At present, we do not foresee any change in FDA regulatory policies that would adversely affect our development programs.

Risks Related to Manufacturing and Manufacturing Facilities

Problems related to large-scale commercial manufacturing could cause us to delay product launches or experience shortages of products.

Our drug candidates require several manufacturing steps, and may involve complex techniques to assure quality and sufficient quantity, especially as the manufacturing scale increases. Our products must be made consistently and in compliance with a clearly defined manufacturing process.  Accordingly, it is essential to be able to validate and control the manufacturing process to assure that it is reproducible. Slight deviations anywhere in the manufacturing process, including obtaining materials, filling, labeling, packaging, storage and shipping and quality control and testing, some of which all pharmaceutical companies, including SIGA, experience from time to time, may result in lot failures, delay in the release of lots, product recalls or spoilage. We will not be able to sell any lot that fails to satisfy release testing specifications.

If third parties do not manufacture our drug candidates or products in sufficient quantities and at an acceptable cost or in compliance with regulatory requirements and specifications, the development and commercialization of our drug candidates could be delayed, prevented or impaired.

We currently rely on third parties to manufacture drug candidates that we require for pre-clinical and clinical development. In addition, we indicated in our response to the BARDA Smallpox RFP that we intend to manufacture ST-246® using contract manufacturers. Any significant delay in obtaining adequate supplies of our drug candidates could adversely affect our ability to develop or commercialize these drug candidates. We expect that we will rely on third parties for a portion of the manufacturing process for commercial supplies of drug candidates that we successfully develop.  If our contract manufacturers are unable to scale-up production to generate enough materials for commercial launch, the success of those products may be jeopardized. Our current and anticipated future dependence upon others for the manufacture of our drug candidates may adversely affect our ability to develop drug candidates and commercialize any product that receives regulatory approval on a timely and competitive basis.

We currently rely on third parties to demonstrate regulatory compliance and for quality assurance with respect to the drug candidates manufactured for us. We intend to continue to rely on these third parties for these purposes with respect to production of commercial supplies of drugs that we successfully develop. Manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with applicable regulations.

We cannot be certain that our present or future manufacturers will be able to comply with these regulations and other FDA regulatory requirements or similar regulatory requirements outside the U.S. While our contracts call for compliance with all applicable regulatory requirements, we do not control compliance by these manufacturers with these regulations and standards. If we or these third parties fail to comply with applicable regulations, sanctions could be imposed on us, which could significantly and adversely affect supplies of our drug candidates.

Our activities may involve hazardous materials, use of which may subject us to environmental regulatory liabilities.

Our biopharmaceutical research and development sometimes involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources. The research and development activities of our company do not produce any unusual hazardous products. We do use small amounts of radioactive isotopes commonly used in pharmaceutical research, which are stored, used and disposed of in accordance with Nuclear Regulatory Commission regulations. We maintain liability insurance in the amount of approximately $5,000,000 and we believe this should be sufficient to cover any contingent loss.

We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

Risks Related to Sales of Biodefense Products to the U.S. Government

Our business could be adversely affected by a negative audit by the U.S. government.

U.S. government agencies, such as the Defense Contract Audit Agency (the “DCAA”), routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards.

The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including:

•	termination of contracts;

•	forfeiture of profits;

•	suspension of payments;

•	fines; and

•	suspension or prohibition from doing business with the U.S. government.

In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

Laws and regulations affecting government contracts might make it more costly and difficult for us to successfully conduct our business.

We must comply with numerous laws and regulations relating to the formation, administration and performance of government contracts, which can make it more difficult for us to retain our rights under these contracts. These laws and regulations affect how we do business with federal, state and local government agencies. Among the most significant government contracting regulations that affect our business are:

•
the Federal Acquisition Regulations, and agency-specific regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the procurement, formation, administration and performance of government contracts;

•
the business ethics and public integrity obligations, which govern conflicts of interest and the hiring of former government employees, restrict the granting of gratuities and funding of lobbying activities and incorporate other requirements such as the Anti-Kickback Act and Foreign Corrupt Practices Act;

•	export and import control laws and regulations; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Risks Related to Regulatory Approvals

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our drug candidates, and our ability to generate revenue will be materially impaired.

Our drug candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the U.S. and by comparable authorities in other countries. Failure to obtain regulatory approval for a drug candidate will prevent us from commercializing the drug candidate. We have limited experience in preparing, filing and prosecuting the applications necessary to gain regulatory approvals and expect to rely on third-party contract research organizations and consultants to assist us in this process. Securing FDA approval requires the submission to the FDA of extensive pre-clinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information in order to establish the drug candidate’s safety and efficacy. Our future products may not be effective, may be only moderately effective, or may prove to have significant side effects, toxicities, or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

Failure to obtain regulatory approval in international jurisdictions could prevent us from marketing our products abroad.

We intend to have our products marketed outside the U.S. To market our products in the European Union and many other foreign jurisdictions, we may need to obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval.

The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. We and our potential future collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Risks Related to Our Dependence on Third Parties

If third parties on whom we rely for clinical or certain animal trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business may suffer.

We do not have the ability to independently conduct the clinical trials, and certain of the animal trials, required to obtain regulatory approval for our products. We depend on independent investigators, contract research organizations and other third-party service providers to conduct trials of our drug candidates and expect to continue to do so. We rely heavily on these third parties for successful execution of our trials, but do not exercise day-to-day control over their activities. We are responsible for ensuring that each of our trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or may not conduct our trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our drug candidates.

Risks Related to Our Intellectual Property

Our ability to compete may decrease if we do not adequately protect our intellectual property rights.

Our commercial success will depend in part on our ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

We have licensed the rights to nine issued U.S. patents and three issued European patents.  We are joint owner with Washington University of one issued patent in the U.S.  We are also exclusive owner of six U.S. patents and nine U.S. patent applications.  We are also exclusive owner of two U.S. provisional patent applications. These patents have varying lives.

We also rely on trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require our employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements may not provide meaningful protection for our trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

If our technologies are alleged or found to infringe the patents or proprietary rights of others, we may be sued or have to license those rights from others on unfavorable terms.

Our commercial success will depend significantly on our ability to operate without infringing the patents or proprietary rights of third parties. Our technologies, or the technologies of third parties on which we depend, may infringe the patents or proprietary rights of others. If there is an adverse outcome in any dispute concerning rights to these technologies, then we could be subject to significant liability, required to license disputed rights from or to other parties and/or required to cease using a technology necessary to carry out our research, development and commercialization activities. At present, we are unaware of any or potential infringement claims against our patent portfolio.

The costs to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time-consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to us may have a material adverse effect on us. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits. We may not have sufficient funds or resources in the event of litigation. Additionally, we may not prevail in any such action.

Any dispute resulting from third-party patent applications and patents could result in a significant reduction in the coverage of the patents owned, optioned by or licensed to us and limit our ability to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, we may be legally prohibited from researching, developing or commercializing potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

In December 2006, PharmAthene, Inc. (“PharmAthene”) filed an action against us in the Court of Chancery in the State of Delaware, captioned PharmAthene, Inc. v. SIGA Technologies, Inc., C.A. No. 2627-N.  In its amended complaint, PharmAthene asks the Court to order us to enter into a license agreement with PharmAthene with respect to ST-246, as well as issue a declaration that we are obliged to execute such a license agreement, and award damages resulting from our supposed breach of that obligation.  PharmAthene also alleges that we breached an obligation to negotiate such a license agreement in good faith, as well as seeks damages for promissory estoppel and unjust enrichment based on supposed information, capital and assistance that PharmAthene allegedly provided to us during the negotiation process.  In January 2008, the Court of Chancery denied our motion to dismiss the original complaint and lifted a related stay of discovery.  Discovery is proceeding.  We filed its answer to the amended complaint denying all material allegations.  While we believe that we have meritorious defenses to the claim, there can be no assurance concerning the outcome.  If PharmAthene were successful in obtaining a license through this litigation, the license may be on terms that are not favorable to us.

In addition, like many biopharmaceutical companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. We and/or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

Other Risks

We may have difficulty managing our growth.

We might experience growth in the number of our employees and the scope of our operations. This potential future growth could place a significant strain on our management and operations. Our ability to manage this potential growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems and to hire, train and manage our employees.

We may be subject to sanction for past non-compliance with certain regulatory audit requirements.

In June 2009 we became aware that we did not comply with certain Department of Health and Human Services ("DHHS") regulations requiring the submission of yearly audited statements to the OIG Office of Audit Services.  On September 30, 2009, we submitted the required audits and related statements to the OIG Office of Audit Services. We have asked that the Office of the Inspector General not take any enforcement action in this matter. There can be no assurance that no enforcement action will be taken in this matter and if taken whether such enforcement action would have a material adverse impact on our operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains or implies certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences including (i) the risk that potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (ii) the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (iv) the risk that SIGA may not be able to secure funding from anticipated government contracts and grants, (v) the risk that SIGA may not be able to secure or enforce sufficient legal rights in its products, including sufficient patent protection for its products, (vi) the risk that regulatory approval for SIGA’s products may require further or additional testing that will delay or prevent approval, (vii) the risk that the Biomedical Advanced Research & Development Authority may not complete the procurement set forth in a pre-solicitation for acquisition of smallpox antiviral for the strategic national stockpile, or may complete it on different terms; (viii) the volatile and competitive nature of the biotechnology industry, (ix) changes in domestic and foreign economic and market conditions, (x) the effect of federal, state and foreign regulation on SIGA’s businesses, (xi) the registration statement may not become effective or may become effective only after substantial delay, and (xii) market conditions may not permit an offering of these securities or be sufficiently attractive to market participants to allow any offering to succeed.  More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this prospectus, is set forth in SIGA's filings with the SEC, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for any obligation under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities from primary offerings under this prospectus for general corporate purposes, including development of our product candidates, the acquisition or in-license of technologies, products or businesses, working capital and capital expenditures. We may set forth additional information on the use of proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific primary offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending use of the net proceeds, we intend to invest the proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more primary offerings, common stock and warrants to purchase common stock.

In this prospectus, we refer to the common stock and warrants to be sold by us in a primary offering collectively as “securities”. The total dollar amount of all securities that we may issue under this prospectus will not exceed $100,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock together with any additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that we may offer in primary offerings under this prospectus. For the complete terms of our common stock please refer to our certificate of incorporation and by-laws, which are exhibits to the registration statement that includes this prospectus. The terms of our common stock may also be affected by Delaware law.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.  As of October 30, 2009, we had 38,319,541 shares of common stock outstanding and no shares of preferred stock outstanding.  We will describe the specific terms of common stock we may offer in more detail in a prospectus supplement relating to the offering of shares of common stock. If we so indicate in a prospectus supplement, the terms of common stock offered under that prospectus supplement may differ from the terms described below.

Common Stock

Voting Rights.  The holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends.  Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

Liquidation and Dissolution.  In the event of our liquidation or dissolution, the holders of common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights.  Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing.  Our common stock is listed on the NASDAQ Capital Market under the symbol “SIGA”. As of November 5, 2009, the closing price per share of our common stock on the NASDAQ Capital Market was $7.07, and we had approximately 60 holders of record of our common stock.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer in a primary offering under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock and the warrants may be attached to or separate from the common stock.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of the warrants and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including: the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase common stock as we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M., New York City time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

 Holders of the warrants may exercise the warrants by submitting the warrant certificate representing the warrants to be exercised together with a completed and executed notice of the holders’ election to exercise, and payment of the required amount to us at our designated office.

Upon receipt by us of the Notice of Exercise, surrender of this Warrant and payment of the required amount, the holder shall be entitled to receive as promptly as practicable, and in any event within five Business Days thereafter, a certificate or certificates for common shares purchased.  We will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name”. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

 For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When A Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as global securities, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

     In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters, dealers or agents, if any, and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kramer Levin Naftalis & Frankel LLP.  Thomas E. Constance, a director of SIGA, is Chairman of Kramer Levin Naftalis & Frankel LLP, a law firm in New York City, which SIGA has retained to provide legal services.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws permit us to indemnify our directors and officers to the fullest extent permitted by the Delaware law, and our Certificate of Incorporation, contain provisions that limit the directors’ liability for monetary damages to us or our stockholders for breach of their fiduciary duties, except to the extent that Delaware law prohibits such elimination of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Government Filings.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-3 to register the shares of common stock and warrants to be offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our common stock and warrants, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

Stock Market.

Shares of our common stock are traded on the NASDAQ Capital Market.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

•	the Annual Report on Form 10-K for the year ended December 31, 2008;

•
the description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, dated September 5, 1997, including any amendment or reports filed for the purpose of updating such description;

•	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

•	the Current Reports on Form 8-K filed on February 3, 2009, March 12, 2009, April 30, 2009, September 3, 2009, and September 17, 2009 ;

•	the Proxy Statement on Schedule 14A for the annual meeting of stockholders held on May 13, 2009.

We will furnish to any person, including any beneficial owner, to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Ayelet Dugary, Chief Financial Officer, 420 Lexington Avenue, Suite 408, New York, New York 10170, tel. (212) 672-9100.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, other than underwriting discounts and commissions, all of which are being borne by us.

Amount
SEC filing fee	$4,000.00
Printing Expenses	$1,000.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$500.00
Total	$30,500.00

All of the amounts shown are estimates except for the fee payable to the SEC.

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article IX of the Registrant’s Certificate of Incorporation and Article VII of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s Certificate of Incorporation provides for such limitation of liability.

Item 16.  Exhibits

Exhibit No.	Description
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SIGA Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on November 9, 2009.

SIGA Technologies, Inc.
By:	/s/ Ayelet Dugary
	Name:	Ayelet Dugary
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date
/s/ Eric A. Rose, M.D.	Chief Executive Officer, Chairman of the Board and Director
Eric A. Rose, M.D.	(Principal Executive Officer)	November 9, 2009

/s/ Ayelet Dugary	Chief Financial Officer
Ayelet Dugary	(Principal Financial Officer and Principal Accounting Officer)	November 9, 2009

/s/ James J. Antal *	Director
James J. Antal		November 9, 2009

Director
Michael J. Bayer

/s/ Thomas E. Constance *	Director
Thomas E.Constance		November 9, 2009

/s/ Steven L. Fasman *	Director
Steven L. Fasman		November 9, 2009

/s/ Scott Hammer, M.D. *	Director
Scott Hammer, M.D.		November 9, 2009

/s/ Joseph W. Marshall *	Director
Joseph Marshall		November 9, 2009

/s/ Adnan M. Mjalli, Ph.D. *	Director
Adnan M. Mjalli, Ph.D.		November 9, 2009

/s/ Mehmet C. Oz, M.D. *	Director
Mehmet C. Oz, M.D.		November 9, 2009

/s/ Paul G. Savas *	Director
Paul G. Savas		November 9, 2009

/s/ Bruce Slovin *	Director
Bruce Slovin		November 9, 2009

/s/ Michael Weiner, M.D. *	Director
Michael Weiner, M.D.		November 9, 2009
* Pursuant to the power of attorney executed by each of the above named officers and directors and previously filed with the Securities and Exchange Commission.

By:	/s/ Ayelet Dugary
Ayelet Dugary, attorney in fact

EXHIBIT INDEX

Exhibit No.	Description	Page No.

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.	32

23.1	Consent of PricewaterhouseCoopers LLP.	35

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto)	32

24.1	Power of Attorney (included on the signature page of this Registration Statement)	30